DIALYSIS CORPORATION OF AMERICA

                            Code of Ethics and
                                   Business Conduct

     A Guide to Help You Resolve Questions About Conduct in the Workplace




                                    2006

          Dialysis Corporation of America has resources available
           to provide guidance on compliance and ethical issues.
                      If you have questions regarding
                   any matter described in this booklet,
                please contact one of the following resources:

                          Compliance Hotline/Email
                           1-800-694-6945 ext. 103
                     compliance@dialysiscorporation.com
                     ----------------------------------

                                Michael Rowe
                             Compliance Officer
                        1302 Concourse Drive, Suite 204
                             Linthicum, MD  21090
                            1-410-694-0500 ext. 103

      Callers to the Hotline/Email or to Mr. Rowe may remain anonymous.

Dear Colleagues:

A desire to serve and a passion for caring have brought us together at Dialysis Corporation of America (DCA) in jobs that are both demanding and richly rewarding. Overlaying all of our efforts is a set of values that put the individuals we serve at the center of our mission to provide the highest quality care to individuals with renal failure.

DCA has a tradition of adhering to the most rigorous standards of ethics and integrity. Health care providers face many challenges today, as the health care environment becomes increasingly complex and economic trends demand cost containment measures. In order to meet the challenges of this milieu, we must give renewed attention to our shared values.

To this end, the Board of Directors of DCA has created a Compliance Program. This program is embodied in this Code of Ethics and Business Conduct and in a Compliance Policy Manual.

We fully endorse this Compliance Program and we believe that adherence to the principles set forth in this Code and the policies contained in the Compliance Policy Manual will allow us to face new challenges with confidence. This Compliance Program affirms the resolve of DCA to meet the highest standards of integrity and compliance. We ask you to please review carefully the materials contained in this Code and commit, as we have, to meeting our goals in ethics and integrity.

Sincerely,



Stephen W. Everett                           J. Michael Rowe
Chief Executive Officer and President        Vice President, Chief Operating
                                             Officer and Corporate Compliance
                                             Officer

                               INTRODUCTION

Dialysis Corporation of America (DCA or company, which terms include all DCA subsidiaries) is committed to delivering high quality care to individuals with failed kidney function. We believe that certain principles are essential to the achievement of our mission. Most importantly, we must act with integrity. This includes acting with fairness and honesty in our relations with patients and their families, our business partners, payors, regulators, and the community we serve. It also means acting in compliance with the laws and regulations governing our business.

It is the policy of DCA to comply with all federal and state laws governing its operations and to act in accordance with the highest standards of business and professional ethics. Our officers, directors and employees are central to this commitment. DCA has developed this Code of Ethics and Business Conduct (Code) to provide guidance and is applicable to officers, directors and employees so that they may act in an ethical and legal manner. Please review it thoroughly. Your adherence to its spirit, as well as its specific provisions, is critical to our success.

As a health care provider, we are subject to numerous and complex laws and regulations. In this environment, the appropriate course of action is not always clear. Consequently, if you are in doubt as to the propriety of a course of action, you must contact your supervisor or one of the resources described in this Code, before taking action.

We believe in the integrity of each of our officers, directors and employees and anticipate that your actions will reflect the principles set forth in this Code.

                                  PRINCIPLES

ETHICS POLICY
-------------

Our creed and our operative principle is to deal with our patients, shareholders, suppliers, each community in which we operate or otherwise have an impact, and with each other with honesty, fairness, dignity and respect. Those criteria are the guiding standards of our business, which we conduct with the highest ethical standards.


RELATIONSHIPS
-------------

     Patients

Our mission is to provide quality care for individuals with failed kidney function. Services are provided in a variety of settings, to meet the needs of each individual. We treat all patients with dignity and respect and provide care that is necessary and appropriate. We make no distinction in the care we provide based on race, color, religion, national origin or any other legally impermissible consideration.

We respect each individual's right to make health care decisions. We involve patients and their families in planning and evaluating care and encourage patients to take an active role in their own care. Informed consent in a variety of areas and for different processes is obtained prior to providing care and treatment.

     Referral Sources

DCA receives referrals from primary care and specialty physicians and other sources. DCA accepts patients based on clinical needs and our capabilities. We do not pay or offer to pay anyone for referrals, which conduct is strictly prohibited.

DCA also makes referrals. Depending on need, patients may be referred to a hospital or another provider. When patients require equipment, pharmaceuticals, supplies or therapy, we may refer them to qualified suppliers of these items and services. Patients and their families are free to choose their health care providers and suppliers. We make recommendations based on which providers we believe are qualified and medically appropriate. We do not solicit or accept payment for referrals that we make to others.

     Third Party Payors - Claims

DCA will comply with all laws and regulations pertaining to the preparation
and submission of claims for services rendered.   Services rendered must be
accurately documented and coded to ensure the accuracy of billing and the integrity of supporting documentation. Claims and supporting documentation must comply with the requirements of government and commercial payors and to the terms of any payor contracts.

Many employees are involved in the claims preparation and submission process, including those who enter physicians' orders and document patient care information and those who enter charges and select procedure codes. Clinical, administrative, and clerical staff involved in the preparation and/or submission of claims data must be trained in coding and documentation requirements. Billing policies and procedures must be in writing, approved by management and appropriately updated and must be made available to all employees involved in the claims process. We have instituted systems designed to verify that claims are submitted only for services actually provided, that coding is accurate and that each claim is supported by complete and accurate documentation.

     Cost Reports

DCA provides services reimbursed under government programs that require the submission of certain reports of our costs. There are extensive rules regarding the allocation of costs and defining which costs are allowable. We are committed to compliance with these rules. Given the complexity of the issues involved in the preparation, submission and settlement of cost
reports, these procedures are coordinated by our Finance Department.   We
have instituted auditing and monitoring systems to ensure the integrity of cost reports.


INFORMATION
-----------

     Accuracy

Accurate, reliable records are essential for meeting our financial and legal obligations. Every employee is responsible for the integrity and accuracy of our documents and records, not only to comply with regulatory and legal requirements but also to ensure that records are available to defend our business practices and actions. No one may alter or falsify information on any record or document.

Documentation is a critical component of the claims process. The delivery of services must be documented in accordance with applicable laws and regulations. It is only through complete, accurate and legible documentation that the nature, quantity, and quality of services can be communicated to payors and other health care providers.

     Integrity of Recordkeeping/Accounting

Our records and accounting, including among others, bills, financial data, expense reports, vouchers and performance reports, are detailed and maintained with the utmost concern of accuracy and adequacy. Business decisions and reporting obligations rest on the accuracy and completeness of our accounting procedures and records. False or misleading entries are absolutely prohibited and any such conduct is unacceptable and will result in severe disciplinary action.

Any officer, director or employee who has evidence of or any concern relating to improper billing or objectionable accounting, recordation or auditing matters should promptly report such to the Chairman of our Audit Committee, currently Alex Bienenstock, at (516) 812-7727, and/or to our counsel, currently Lawrence E. Jaffe, Esq. or Joshua M. Jaffe, Esq., at Jaffe & Falk, LLC at (201) 288-8282 (Counsel). All calls will be treated anonymously.

     Public Reporting; Special Ethics Obligations for Officers and Employees with Financial Reporting Responsibilities

DCA is a public company and it is of critical importance that the company's disclosures in its reports and documents that it files with, or submits to, the Securities and Exchange Commission (SEC), the Nasdaq Stock Market, Inc. (Nasdaq), and in other public communications made by the company, be full, fair, accurate, timely and understandable. Depending on their position with the company, DCA officers, directors and employees may be called upon to provide information and to take other reasonable actions to assure that the company's public reports and communications meet these requirements. DCA expects all of its personnel to take this responsibility very seriously and to provide prompt and accurate information for, and to answer inquiries related to, the company's public disclosure requirements.

There are additional responsibilities of the Chief Executive Officer (CEO) and the Senior Financial Officers, which means our Chief Financial Officer
(CFO) and the Chief Accounting Officer (CAO), currently the same person, Daniel R. Ouzts, and the Controller.

In addition to being responsible for complying with the provisions of the Code, the CEO and the Senior Financial Officers are also responsible for complying with the following additional procedures:

     1. Full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the company with the SEC, Nasdaq, and in other public communications. Accordingly, it is the responsibility of the CEO and each Senior Financial Officer promptly to bring to the attention of the Audit Committee any material information of which he or she may become aware that affects the disclosures made by the company in its public filings.

     2. Promptly bring to the attention of the Audit Committee any information he or she may have concerning (a) any significant deficiencies and/or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the company's ability to record, process, summarize and report financial information, or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the company's internal control over financial reporting.

     3. Promptly bring to the attention of the Audit Committee any information he or she may have concerning any violations of this Code, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the company's financial reporting, disclosures or internal controls.

     4. Promptly bring to the attention of the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the company and the operation of its business, by the company or any agent thereof.

The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of this Code or of these additional procedures by the CEO and the Senior Financial Officers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code and to these additional procedures, and shall include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) and termination of the individual's employment or position as an officer. In determining what action is appropriate in a particular case, the Board of Directors shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrence, whether the violation appears to have been intentional or inadvertent, and whether the individual in question had been advised prior to the violation as to the proper course of action.

     Proprietary DCA Information

Proprietary and non-public information relating to our operations, business, performance or plans must only be divulged to those who "need to know," whether officers or employees of DCA or others, to avoid leaking important DCA information which could materially and adversely impact our company, business and competitive position. Good judgment is required to determine what proprietary or secret information can or cannot be disclosed, and if disclosable, to whom. If any officer, director or employee has any question as to whether certain information is confidential or whether such information is disclosable to certain persons, such individual should first present the matter to his or her supervisor and/or to our Compliance Officer.

Use of confidential company information for the personal gain of an officer, director or employee, or anyone else, is contrary to DCA's policies, and, in most cases, is unlawful.

     Trading in DCA Shares

You are prohibited from buying or selling any securities of DCA when in the possession of material non-public information. You should understand that officers, directors and certain employees have access to sensitive and confidential information concerning our company which may be deemed material and not otherwise divulged to the public. Material information is a broad concept and can best be described as any information that a reasonable and prudent investor would like to know before buying or selling the company's securities. Such information includes, among others, the financial condition of our company, our results of operations, extraordinary events, new services, loss of material suppliers or contracts, or acquisition plans or similar business combinations or restructuring that has not been publicly disclosed. It is also unlawful to communicate such material non-public information to other persons who may trade in our securities.

Officers, directors and key employees, and any employee that may have information relating to certain reports we are required to file with the SEC or Nasdaq, where our shares are traded, such as the annual report on Form 10-K, the quarterly reports on Form 10-Q, and the current reports on Form 8-K, or relating to any press release dealing with important company matters, are subject to "blackout" periods restricting any transactions in our shares unless pre-cleared through our Counsel.

For details relating to restrictions and explanations of the prohibitions of insider trading, and our "blackout" periods, reference is made to our "Company Policy, Material Non Public Information, Confidentiality; Insider Trading Policy," attached to this Code.

     Retention

Records are retained in accordance with the law and our record retention policies. You may not tamper with records, nor remove or destroy them prior to the specified date.

     Health Information

DCA has a responsibility to maintain the confidentiality of health information that it creates and receives. Health information is not to be disclosed except in accordance with applicable laws, in particular, but not limited to, the Health Insurance Portability and Accountability Act of 1996, which together with government regulations provide for strict privacy standards and protected health information. The regulations are quite extensive and complex, but basically require healthcare providers, like us, to (i) obtain patient acknowledgement of receipt of a notice of privacy practices; (ii) obtain patient authorization before certain uses and disclosures of protected health information; (iii) respond to patient requests for access to their healthcare information; and (iv) develop policies and procedures with respect to uses and disclosures of protected healthcare information. We have expended significant resources to develop and implement policies and procedures to address these privacy issues, and all employees must strictly adhere to these policies and procedures. Should any questions arise in this area, employees should communicate with their supervisors.

     Proprietary and Personal Information

We are committed to providing privacy protection of employee data. Employee information is protected from unauthorized access and disclosure. Confidential and proprietary information regarding DCA and personal information regarding employees and contractors may not be disclosed without authorization. This includes, but is not limited to, personnel records and employee lists, departmental reports, pricing and cost data, supplier information, financial data, service contracts, strategic plans and marketing practices. Access to such data is limited to employers' legitimate business purposes, and for the purpose of supporting company operations and providing employee benefits. All employees are responsible for adhering to this employee privacy policy.


REGULATORY COMPLIANCE
---------------------

DCA operates in a highly regulated industry and must monitor compliance with a great variety of complex regulations. DCA expects its officers, directors and employees to be knowledgeable about the laws and regulations affecting their responsibilities and to report any suspected noncompliance to their supervisor or the Compliance Officer, the Audit Committee, or Counsel. The regulations that officers and employees may deal with in the course of their duties include those pertaining to professional licensure, facility licensure, medical waste disposal, workplace safety, dispensing of controlled substances, the rules of participation and reimbursement under the Medicare and Medicaid programs, labor laws, and environmental laws.

DCA periodically receives inquiries from government agencies regarding our organization's business. These inquiries may take the form of letters, telephone calls or personal contacts. It is DCA's policy to comply with all applicable laws and to cooperate with any reasonable and lawful requests for information from the authorities. However, in doing so, the legal rights of DCA, its officers, directors, employees, and patients must be preserved and protected. Therefore, it is imperative that officers, directors and employees follow DCA procedures regarding inquiries and requests for information. Contact your immediate supervisor, the Compliance Officer or Counsel for guidance on responding to inquiries.


WORKPLACE CONDUCT
-----------------

     Conflicts of Interest

It is very important to understand that when officers, directors and employees become affiliated with DCA, we make a commitment that the best interests of DCA are foremost in our minds and conduct. A conflict of interest may occur if your personal interests or outside activities influence or appear to influence your ability to make objective decisions in the course of your job responsibilities. A conflict of interest may also exist if the demands of any outside activities hinder or distract you from performing your job or influence you to use DCA resources for other than their purposes. No officer, director or employee is to represent the company in any transaction in which any of them or a member of their family has any financial interest. A financial interest shall not include such persons owning less than 1% of a public company. If you have any question on whether an outside activity might constitute a conflict of interest seek guidance from your supervisor or the Compliance Officer.

Giving or receiving property or money to influence business judgment is prohibited. Officer, directors and employees are entrusted with information concerning DCA's business and operations, and with company funds and property. Use of any of these in a manner conflicting with company interests is prohibited.

     Corporate Opportunities

DCA officers, directors and employees owe a duty to the company to advance the company's business interests when the opportunity to do so arises. DCA officers, directors and employees are prohibited from using corporate property, information or positions for personal gain and from competing with the company.

We must take care to insure our actions are not perceived as serving other interests in conflict with the company. Situations that may conflict with company interests must be approved by the Compliance Officer, and for officers and directors, by the Audit Committee.

     Controlled Substances/Substance Abuse/Mental Acuity

Some DCA employees routinely have access to prescription drugs and other controlled substances. Improper use of these substances is unlawful and extremely dangerous. Accordingly, DCA and its officers, directors and employees must comply with all federal and state laws and regulations governing prescription drugs and controlled substances.

     Equal Opportunity

DCA is an equal opportunity employer. We value and respect the diversity of our employees, officers and directors. We are committed to providing equal opportunity in all of our employment practices, and do not take action in such practices that might be deemed discriminatory on the basis of race, color, nation of origin, religion, age, sex, handicap or an individual's membership in any other legally protected class.

In valuing diversity and committing to equal opportunity practices, we will be able to more adequately utilize the human and business resources available to us in our pursuit of providing the highest quality services to our patients.

We are committed to providing an open, honest and invigorating workplace, free of harassment or any conduct that diminishes another person's dignity, self-esteem and integrity.

     Fraudulent or Illegal Activities

The company has a history of succeeding through honest business competition. DCA seeks competitive advantages through superior performance and delivering high quality care to its patients, never through illegal or unethical business practices. Each officer, director and employee should endeavor to deal fairly with the company's patients, independent contractors, suppliers, competitors and other employees. No DCA officer, director or employee may take unfair advantage of anyone through deceit of any kind, abuse of privileged information, misrepresentation or omission of material facts, or any other unfair dealing or practice.

Officers, directors and employees shall not conduct any fraudulent or illegal activities involving DCA or its affiliates or their resources, its patients, employees, vendors, or any party with which DCA conducts business.
Management personnel should be cognizant of the potential for fraudulent or illegal activities in their department and are responsible for reporting suspected wrongdoing.

     Gifts and Gratuities

DCA prohibits employees from accepting gifts, personal loans, entertainment or anything else of more than nominal value from any person or entity doing business with DCA or having prospective business dealings with DCA, or in return for any business, service or confidential information about the company or its operations, suppliers, patients, systems or procedures. By way of illustration, acceptable gifts include meals, transportation, accommodations or entertainment, provided the following criteria are observed: (1) they are unsolicited; (2) they are non-monetary; (3) they are provided infrequently; (4) they do not interfere with the exercise of objective business judgment; and (5) they are consistent with any applicable law.

     Health and Safety

DCA is committed to protecting the health and safety of its employees and patients, and to complying with federal, state and local health and safety laws and regulations. Employees are responsible for the prevention of accidents to themselves, coworkers, patients and their families, and to the public and are required to comply with DCA's safety rules, which are set forth in organizational safety manuals. Our work policies and processes are designed to minimize risk. We should continuously review and monitor workplace conditions to ensure a safe and healthy workplace. Employees are required to bring to their supervisor's attention any unsafe acts or hazardous conditions in the workplace.

     Purchasing

High standards of personal conduct and business ethics are expected of employees involved in the purchasing of equipment, supplies and services. This also applies to employees who may influence purchasing decisions or relationships. Purchasing includes identifying a need, deciding whether to purchase, development of negotiating positions, preparing solicitation documents, maintaining bidders' lists, evaluating proposals, negotiating terms, preparing, awarding, executing and administering contracts and related activities. Employees involved in purchasing must avoid conduct that could create a conflict of interest or the appearance of a conflict of interest with vendors, contractors, consultants or suppliers.

     Workplace Violence

Any form of workplace violence is prohibited. Workplace violence includes robbery, stalking, terrorism and hate crimes, and physical or verbal violence and aggression directed at any DCA employee, director, supervisor, officer, patient or patient's family members. As part of our commitment to a safe workplace we prohibit employees from possessing firearms and other weapons, explosive devices or other dangerous materials on DCA premises. Employees who observe or experience any form of potential or actual workplace violence should report the incident to their supervisor, the personnel office, a member of management or the Compliance Officer.


ENVIRONMENTAL PRACTICES
-----------------------

DCA is committed to protecting our natural environment and resources. We respect the needs and concerns of the communities in which we live and work. All employees should take care in handling, treating, and disposing of hazardous substances and wastes and must comply with applicable environmental laws and regulations. Sound waste management, recycling and energy conservation are legal, ethical and business requirements.


MARKETING
---------

     Competition

DCA, like all businesses, is subject to federal and state antitrust laws.
The purpose of the antitrust laws is to preserve the competitive free enterprise system. The antitrust laws prohibit most agreements to fix prices, divide markets, and boycott competitors, and also proscribe conduct that unreasonably restrains competition. Using illegal or unethical means to obtain competitive information is prohibited The Compliance Officer should be contacted if employees have any concerns regarding compliance with the antitrust laws.

     Marketing and Advertising

DCA may use advertising to inform the community of the availability and value of our services and products and to inform the public of our organization's views on public policy issues related to health care. DCA is perceived by the community as a reliable, authoritative source of information about health care and the health care system. We should remain mindful of the trust the public places in us to provide accurate, balanced information. Advertising should be honest and accurate, and when presenting views on issues, clearly distinguish opinion from factual data. Additionally, advertising should not disparage, demean or caricature competitors or patients and should not exploit patient or consumer fears as a key motivating factor.


COMPLIANCE PROGRAM
------------------

The DCA Corporate Compliance Program is intended to demonstrate our
commitment to the highest standards of business and ethical conduct.   Our
Compliance Program has a number of components, including the following:

     Training and Education

Every DCA employee is required to receive initial and periodic compliance training and education using a variety of instructional methods. Training includes a review of federal and state fraud and abuse laws, as well as DCA standards, policies and procedures relating to corporate compliance. All employees are given an explanation of their obligation to actively participate in the program, including the duty to report suspected violations. Supervisors and managers receive additional training on handling their staff's corporate compliance concerns/issues.

     Auditing and Monitoring

DCA will use a variety of techniques to monitor compliance with laws and regulations and identify risk areas. Audit results are forwarded to the Compliance Officer. A report of audit results and program evaluation are then presented annually to the Board of Directors and Audit Committee. From audit reports, processes will be modified and improved as necessary to prevent and detect violations.

     Proper Use of Funds

Officers, directors and employees are personally accountable for use of company funds and expenses, including, among others, credit cards, cash, checks and tickets. Those who authorize the use of company funds must ensure that the company is the beneficiary for such use; in other words, the company has received adequate value in return for those funds. It may be incumbent upon the company to report to governmental authorities the improper or illegal use of company funds; and, of course, such improper or illegal use will result in severe disciplinary action.

     Appropriate Use of Email and Other Computing Resources

Electronic commerce, electronic mail and other Internet-related systems are intended to be used for company business. Additionally, all information on company computer systems, including electronic mail, is the property of DCA. Therefore, to ensure that computing resources are used in accordance with expectations, management may inspect and disclose the contents of electronic messages if such inspection and disclosure is made for legitimate business purposes or as necessary to protect the rights and property of DCA.

The company is careful to ensure that all employees, patients, suppliers, and the public in general, are treated with dignity and respect. Use of computing resources to offend or harass others is prohibited. Anyone affiliated with the company who uses the Internet to access sites that contain offensive materials related to sex, race, or other protected categories, or who otherwise violate these prohibitions, will be subject to discharge.

     Discipline/Enforcement

DCA will not tolerate conduct that has the potential to impair our status as a provider of quality, reliable and honest services. When misconduct is identified and substantiated, DCA will take necessary and appropriate corrective and remedial action. Failure to comply with our compliance standards, policies and procedures, our Code of Ethics and Business Conduct, or federal or state laws will subject the employee to corrective action in accordance with the Human Resources policies. In addition, employees who engage in unlawful conduct may be subject to prosecution by federal, state or local law enforcement agencies. Managers are accountable for their own failure to comply and for the noncompliance of their reporting staff. Managers will be evaluated on their effectiveness in communicating and enforcing the standards of the Compliance Program and this Code. An employee would be in violation of the Compliance Program or this Code whether their involvement in misconduct was direct or indirect, by their action or failure to act. Thus, an employee who assists another in violating the Compliance Program or has knowledge of and fails to report a violation may be subject to corrective action.

     Personal Obligation to Report

We are committed to acting ethically and in compliance with all applicable laws and regulations. This includes correcting wrongdoing wherever it may occur within the organization. Every employee has an individual responsibility for reporting any activity by any colleague, physician, subcontractor or vendor that appears to violate applicable laws, rules, regulations, DCA policies and procedures, or this Code. Employees may do so by contacting their supervisor or the Compliance Officer.

     No Retaliation

There will be not be any retaliation or corrective action against any DCA employee who reports in good faith a suspected violation. Anyone who deliberately makes a false accusation with the purpose of harming or retaliating against another employee will be subject to corrective action. Employees may report incidences of suspected non-compliance anonymously.

     Responsibilities

Our commitment to compliance permeates our entire organization.   Numerous
individuals and groups are available to support you in meeting the obligations set forth in this Code. Adherence to this Code is a condition of employment or any affiliation with our company. Violations are serious matters and will result in disciplinary action, including discharge.

This Code is not all encompassing. Questions or issues relating to the Code or proper and ethical conduct in general should be addressed to our Audit Committee, the current Chairman being Alex Bienenstock, at (516) 812-7727, and/or our Counsel. Your calls may be made anonymously.

     Compliance Officer

The DCA Board of Directors has assigned responsibility for oversight of the Compliance Program to the Compliance Officer. The Compliance Officer will report to the President. The Compliance Officer will be responsible for planning, implementing, overseeing and monitoring this Compliance Program.

     Management

In addition to their responsibilities as employees, DCA officers, supervisors and managers will:

     * Encourage employees under their supervision to read and understand this Code and its requirements.

     * Discuss with employees their affirmative duty to report actual or suspected violations and the procedures and mechanisms available to them for reporting these concerns.

     * Maintain a workplace environment that prevents retaliation or reprisals against an employee reporting actual or suspected Code violations.

     Officers, Directors and Employees

Each officer, director and employee must demonstrate a commitment to compliance with the Code and with legal and regulatory requirements relevant to their responsibilities and duties. Each officer, director and employee will:

     *  Read, understand and abide by the Code.

     * Seek advice from appropriate DCA sources if uncertain about the meaning or application of the Code.

     * Understand and comply with laws and regulations applicable to their duties.

     *  Follow DCA policies and procedures.

     * Contribute to a workplace environment that is conducive to and encourages compliance with the Code.

     * Maintain sensitivity to alleged, actual or suspected illegal, unethical, or improper conduct by a vendor, consultant or any other person or organization with whom DCA has a relationship and report such conduct to appropriate DCA personnel, the Audit Committee, the Compliance Officer and Counsel.

     Senior Financial Officers

DCA's principal executive officer and principal financial officer, or any person performing similar functions, must engage in honest and ethical conduct, including the ethical handling of apparent conflicts of interest between personal and professional relationships. These officers must avoid conflicts of interest, including disclosure to the Audit Committee of any material transaction or relationship that reasonably could be expected to give rise to such a conflict.

DCA requires full, fair, accurate, timely and understandable disclosure in reports, documents, and any other public communications made by the company. In addition, all DCA employees must maintain compliance with applicable governmental laws, rules and regulations. All violations of the ethics policy by a principal executive officer or principal financial officer, or any person performing similar functions, should be reported to the Audit Committee anonymously by calling 516-812-7727. Adherence to these standards is a condition of employment with DCA. Violations are serious matters and will result in disciplinary action.


WAIVERS OF THIS CODE
--------------------

While the policies contained in this Code must be strictly adhered to and no exceptions are normally allowed, in limited circumstances exceptions may be appropriate. Any employee or officer who believes that an exception to any Code policies is appropriate in his or her case should first contact his or her immediate supervisor. If the supervisor agrees that an exception is appropriate, the approval of the Counsel must be obtained. Counsel shall be responsible for maintaining a record of all requests for exceptions to any policies of this Code and the disposition of such requests.

Any executive officer or director who seeks an exception to any of the Code policies must contact Counsel. Any waiver of this Code for executive officers or directors or any change to this Code that applies to executive officers or directors may be made only by the Board of Directors of the company and shall be disclosed as required by law, including, among other regulations, Item 5.05 of Form 8-K, Current Report, entitled "amendments to the registrant's code of ethics, or waivers of a provision of the code of ethics."

                                 ACKNOWLEDGMENT

My signature on this form acknowledges that I have received and agree to read the DCA Code of Ethics and Business Conduct.

I agree to comply fully with the standards in the Code of Ethics and Business Conduct. I understand that compliance with these standards is a condition of my employment with DCA. I also understand that DCA reserves the right to revise the Code of Ethics and Business Conduct and its principles.

I also acknowledge that the Code of Ethics and Business Conduct does not, in any way, constitute an employment contract or assurance of continued employment or any other affiliation with the company.



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Name (Please Print)                      Title/Position



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Signature                                Date